UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2014

IMMUNE PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-51290	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cambridge Innovation Center

One Broadway, 14th Floor

Cambridge, MA 02142

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (914) 606-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 20, 2014, Immune Pharmaceuticals Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with National Securities Corporation, as representative of the several underwriters named in Schedule VI to the Underwriting Agreement (the “Underwriters”), relating to an underwritten public offering of 3,450,000 units, with each unit consisting of (i) one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) a warrant to purchase 0.25 of a share of Common Stock, at a public offering price of $2.50 per unit, less underwriting discounts and commissions (the “Offering”). Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 517,500 units to cover over-allotments, if any. The Offering is expected to close on or about November 25, 2014, subject to the satisfaction of customary closing conditions.

The warrants to be issued in the offering will be exercisable for a period of three years following the issuance, at an exercise price of $3.75 per a whole share. The warrants will not be listed on The NASDAQ Capital Market or any other exchange and no trading market for the warrants is expected to develop. The shares of Common Stock and warrants will be mandatorily separable immediately upon issuance.

The net proceeds to the Company are expected to be approximately $7,585,000 million assuming no exercise of the over-allotment option or the warrants and after deducting underwriting commissions and discounts and estimated expenses payable by the Company associated with the offering.

The Offering is being made pursuant to a prospectus supplement dated November 20, 2014 and an accompanying prospectus dated October 28, 2014 describing the terms of the Offering, pursuant to the Company’s “shelf” registration statement on Form S-3 (File No. 333-198647), which was originally filed with the Securities and Exchange Commission (the “Commission”) on September 8, 2014 and declared effective by the Commission on October 28, 2014.

Copies of the Underwriting Agreement and the Form of Warrant are attached hereto as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing summary description of the Offering and the documentation related thereto, including without limitation, the Underwriting Agreement and the warrants, does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, and this subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On November 20, 2014, the Company issued a press release announcing that it had priced the Offering described in Item 1.01 of this Current Report on Form 8-K. The Company’s press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated November 20, 2014, by and between Immune Pharmaceuticals Inc. and National Securities Corporation, as representative of the several underwriters named in Schedule VI thereto.
4.1	Form of Warrant
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).
99.1	Press Release, dated November 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

Dated: November 20, 2014	By:	/s/ Daniel G. Teper
		Name:	Daniel G. Teper
		Title:	Chief Executive Officer